Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 12, 2025, except for effect of the restatement discussed in Notes 2, 5, 13, 14, and 15 as to which the date is November 13, 2025, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Century Casinos, Inc. on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said reports in the Registration Statements of Century Casinos, Inc. on Form S-3 (File No. 333-272437) and on Forms S-8 (File No. 333-216669 and File No. 333-132510).

/s/ GRANT THORNTON LLP

San Francisco, California
November 13, 2025